EXHIBIT 99.1

[Pharmos logo]                                             FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311                   Contact - U.S.:  Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

           Underwriters of Pharmos Corporation's Common Stock Offering
                         Exercise Over-allotment Option

Iselin NJ, January 5, 2004 - Pharmos Corporation (Nasdaq: PARS) announced today that C.E. Unterberg, Towbin and Harris Nesbitt Gerard, the underwriters for Pharmos' recently closed public offering, have exercised their over-allotment option in full to purchase an aggregate of 1,575,000 shares of Pharmos' common stock at a purchase price of $2.75 per share, less the underwriting discount. The option was offered in connection with a previously announced firm commitment underwriting pursuant to an existing shelf registration statement. Total net proceeds from the offering, including $4.07 million from the exercise of the over-allotment option, were approximately $31.1 million.

"We are very pleased with the results of the efforts put forth by our underwriters in this latest round of financing," said Haim Aviv, Ph.D., Chairman and CEO. "The additional financial resources will help us exploit our strengths in the neurological and inflammation-based therapeutic marketplaces and will support the Company's activities into 2006. We welcome a new group of knowledgeable institutional investors as shareholders and, together with the many prospective investors we met during the road show, we believe we have validated our mission and capabilities and raised our profile among an important segment of the investment community."

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications; in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and CB2 receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting a variety of other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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